Exhibit 5.1

September 27, 2019

Allegiance Bancshares, Inc. 8847 West Sam Houston Parkway, N., Suite 200 Houston, Texas 77040

Ladies and Gentlemen:

We have acted as special counsel to Allegiance Bancshares, Inc., a Texas corporation (the “Company”), in connection with the issuance by the Company of $60,000,000 aggregate principal amount of the Company’s 4.70% Fixed-to-Floating Rate Subordinated Notes due October 1, 2029  (the “Notes”), pursuant to (a) the Registration Statement of the Company on Form S-3 (Registration No. 333-215610) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on January 18, 2017, and (b) the related prospectus dated January 18, 2017, as supplemented by the prospectus supplement relating to the sale of the Notes dated September 20, 2019 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act.  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of the Company on Form 8-K to be filed with the Commission (the “Form 8‑K”).

The Notes are to be issued pursuant to the Subordinated Debt Indenture, dated September 20, 2019, as supplemented by the First Supplemental Indenture, dated September 27, 2019 (together the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined originals, or copies certified or otherwise identified, of (i) the Registration Statement, the Prospectus and the Indenture; (ii) the Company’s Amended and Restated Certificate of Formation and Bylaws; (iii) the Underwriting Agreement, dated September 20, 2019 (the “Underwriting Agreement”) between the Company and the several underwriters named therein, relating to the issuance and sale of the Notes; (iv) certain resolutions of the board of directors, or committees thereof, of the Company; and (v) such other instruments, documents and records as we have deemed necessary and relevant for the purposes hereof. In giving such opinion, we have relied upon certificates and representations of officers of each of the Company, of governmental and public officials and of other sources believed by us to be responsible with respect to the accuracy of the material factual matters contained therein or covered thereby.  We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

Bracewell LLP	T: +1.713.223.2300 F: +1.800.404.3970 711 Louisiana Street, Suite 2300, Houston, Texas 77002-2770 bracewell.com

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September 27, 2019

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Notes have been duly executed, issued and delivered by the Company and authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited to the relevant contract law of the State of New York, the Texas Business Organizations Code and the relevant federal law of the United States of America.  We express no opinion with respect to the federal or state securities laws or blue sky laws of any jurisdiction, including the anti-fraud provisions of any such laws, or with respect to the law of any other jurisdiction.  The opinion expressed herein is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Form 8-K and to the reference to our Firm under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bracewell LLP

Bracewell LLP

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